Exhibit 10.1

NINTH AMENDMENT TO LEASE

THIS NINTH AMENDMENT TO LEASE (this "Amendment") is made and entered into effective as of March 4, 2019 (the "Effective Date"), by and between GOOGLE LLC, a Delaware limited liability company ("Landlord" or "Lessor"), and ACCURAY INCORPORATED, a Delaware corporation ("Tenant" or "Lessee").

r e c i t a l s :

A.

Landlord and Tenant are parties to that certain Lease (as defined below), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space containing approximately 73,938 rentable square feet located in that certain building (the "1310-1314 Building") addressed as 1310-1314 Chesapeake Terrace, Sunnyvale, California (the "1310-1314 Premises"), and approximately 39,678 rentable square feet located in that certain building (the "1320 Building" and together with the 1310-1314 Building, collectively referred to herein individually as, the "Building" and collectively as, the "Buildings"), addressed as 1320 Chesapeake Terrace, Sunnyvale, California (the "Termination Premises" and together with the 1310-1314 Premises, collectively referred to herein as the "Existing Premises").  As used herein, "Lease" shall mean and refer, collectively, to the following document(s):

i.

Industrial Complex Lease dated as of July 9, 2003 (the "Original Lease"), between MP Caribbean, Inc., a Delaware corporation (as predecessor-in-interest to Landlord) ("MP Caribbean"), and Accuray Incorporated, a California corporation (as predecessor-in-interest to Tenant) ("Original Tenant"); and

ii.	First Amendment to Industrial Complex Lease dated as of December 9, 2004 (the "First Amendment"), between MP Caribbean and Original Tenant; and
iii.

Second Amendment to Industrial Complex Lease dated as of September 24, 2006 (the "Second Amendment"), between BRCP Caribbean Portfolio, LLC, a Delaware limited liability company (as successor-in-interest to MP Caribbean) ("BRCP"), and Original Tenant; and

iv.	Third Amendment to Industrial Complex Lease dated as of January 16, 2007 (the "Third Amendment"), between BRCP and Original Tenant; and

./ -///

v.	Fourth Amendment to Industrial Complex Lease dated as of September 18, 2007 (the "Fourth Amendment"), between BRCP and Tenant; and
vi.	Fifth Amendment to Industrial Complex Lease dated as of April 1, 2008 (the "Fifth Amendment"), between BRCP and Tenant; and
vii.	Sixth Amendment to Lease dated as of December 18, 2009 (the "Sixth Amendment"), between I&G Caribbean, Inc., a Delaware corporation (as successor-in-interest to BRCP) ("I&G"), and Tenant; and
viii.	Seventh Amendment to Lease dated as of December 18, 2009 (the "Seventh Amendment"), between I&G and Tenant; and
ix.	Eighth Amendment to Lease dated as of October 31, 2014 (the "Eighth Amendment"), between DWF III Caribbean, LLC, a Delaware limited liability company (as successor-in-interest to I&G), and Tenant.
B.

Landlord and Tenant now desire to amend the Lease (i) to cause the term of the Lease, with respect to the Termination Premises only, to expire early, and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.
2.	Early Expiration of Termination Premises.

2.1Partial Termination.  Notwithstanding anything to the contrary contained in the Lease, with respect to the Termination Premises only, Landlord and Tenant hereby acknowledge and agree that the "New Expiration Date," as that term is defined in Section 1 of the Seventh Amendment, shall be February 28, 2019 (the "Partial Termination Date") (not December 31, 2023).  Notwithstanding anything contained herein to the contrary, for avoidance of doubt, the New Expiration Date with respect to the 1310-1314 Premises shall remain December 31, 2023.  Effective as of the Partial Termination Date, the Lease shall terminate with respect to only the Termination Premises, and the Existing Premises leased by Tenant from Landlord under the Lease, as hereby amended, shall no longer include the Termination Premises.  Therefore, for purposes of the Lease, as hereby amended, after the Partial Termination Date, the 1310-1314 Premises shall be referred to as the "Demised Premises" (and all references in the Lease, as hereby amended, to the "Demised Premises" shall mean and refer to the "1310-1314 Premises").  Notwithstanding the termination of the Lease with respect to the Termination Premises as provided hereinabove, Tenant shall remain liable for (A) all of its obligations as tenant under the Lease, as hereby amended, with respect to the Termination Premises arising prior to and including the Partial Termination Date, and (B) all of Tenant's indemnification and other obligations with respect to the Termination Premises which expressly survive the expiration or termination of the Lease, as hereby amended.

2.2Surrender of Termination Premises.  Tenant covenants to vacate, surrender and deliver exclusive possession of the Termination Premises to Landlord on or prior to the Partial Termination Date in accordance with the applicable surrender provisions of the Lease, as hereby amended.  Without limiting the generality of the foregoing, on or before the Partial Termination Date, Tenant shall, at Tenant's sole cost and expense, remove or cause to be removed from the Termination Premises any and all furniture, trade fixtures and equipment, free-standing cabinet work, all telephone, computer, data and other cabling and wiring, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Termination Premises, and such similar articles of any other persons claiming under Tenant, as well as any improvements and/or alterations required to be removed by Tenant under the terms of the Lease, as hereby amended, upon the expiration or earlier termination of the Lease, and deliver the Termination Premises to Landlord in a broom-clean condition, reasonable wear and tear excepted; provided, however, notwithstanding the foregoing to the contrary, Tenant shall not be required to remove any alterations which Landlord's predecessor-in-interest expressly confirmed (in accordance with the terms and conditions of Section 11.1 of the Original Lease) that Tenant would not be required to so remove at the expiration or earlier termination of the Lease, so long as Tenant provides Landlord with written evidence reasonably satisfactory to Landlord of such written confirmation by Landlord's predecessor-in-interest.  If Tenant fails to complete such removal and/or repair all damage to the Termination Premises the Buildings and/or the Industrial Complex caused by such removal, Landlord may (but shall not be obligated to) do so, and may charge the reasonable and actual costs incurred by Landlord in connection therewith to Tenant, which costs shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of invoice therefor from Landlord.  If Tenant does not vacate, surrender and deliver exclusive possession of the Termination Premises to Landlord on or prior to the Partial Termination Date, then Tenant shall be deemed to be in holdover of the Termination Premises subject to and in accordance with the applicable holdover provisions of the Lease, as hereby amended, except that the second grammatical sentence of Section 24.1 of the Original Lease shall not apply with respect to such holdover of the Termination Premises.

2.3Disposition of Personal Property.  Any furniture, trade fixtures, equipment or other personal property that remains in or about the Termination Premises after the Partial Termination Date shall be deemed abandoned by Tenant ("Abandoned Personal Property"), and may be retained, stored, transferred, sold, or disposed of by Landlord, at its sole discretion, with no duty to account to Tenant or to any third party therefor.  Landlord may charge all costs incurred by Landlord in connection with such storage, transfer or disposal of such Abandoned Personal Property to Tenant and recover all or a portion of such costs from the remaining, unapplied balance of the security deposit then held by Landlord under the Lease, as hereby amended.  Tenant hereby waives any and all rights Tenant may have to notice under California Civil Code Sections 1993 et seq. with respect to such Abandoned Personal Property.  Notwithstanding anything to the contrary contained in this Section 2.3, Landlord acknowledges that Tenant and Cepheid, a California corporation (the "New Tenant"), which proposed New Tenant intends to lease the Terminated Premises have a separate arrangement in which New

Tenant intends to take possession of those certain furniture, trade fixtures, equipment and other personal property of Tenant currently located in the Terminated Premises as of the Effective Date (the "Approved FF&E"), which Approved FF&E are described in Exhibit A attached hereto. Landlord acknowledges and agrees that, notwithstanding the surrender provisions contained in the Lease, but subject to Landlord's approval of New Tenant's lease of the Terminated Premises (on terms and conditions acceptable to Landlord in its sole discretion), Tenant shall not be required to remove the Approved FF&E from the Termination Premises on the Partial Termination Date.

2.4Representations of Tenant.  Tenant represents and warrants to Landlord that:  (i) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease, as hereby amended; (ii) no other person, firm or entity has any right, title or interest in the Lease, as hereby amended; (iii) Tenant has the full right, legal power and actual authority to enter into this Amendment and to terminate the Lease with respect to the Termination Premises without the consent of any person, firm or entity; and (iv) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof.  Tenant further represents and warrants to Landlord that as of the Effective Date there are no, and as of the Partial Termination Date there shall not be any, mechanics' liens and/or other liens encumbering all or any portion of the Existing Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors and/or assigns.

3.

Release of Liability.  Except for the obligations, duties and rights of the parties as set forth in this Amendment, including Tenant's representations and warranties as set forth in Section 2.4 above and Tenant's continuing liability as set forth in this Amendment below, and conditioned on the performance by the parties of the provisions of this Amendment, with respect to the Termination Premises only:

3.1Landlord and Tenant shall, as of the Partial Termination Date, be fully and unconditionally released and discharged from their respective obligations arising after the Partial Termination Date from or connected with the provisions of the Lease, specifically including, without limitation, any right Tenant may have to audit or review Landlord's books or records or to contest any operating expenses and other expenses billed to Tenant as additional rent under the Lease; and

3.2this Amendment shall fully and finally settle all demands, charges, claims, accounts, guarantees or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that may arise out of or in connection with the obligations of the parties under the Lease with respect to the Termination Premises only after the Partial Termination Date.

With respect to the releases set forth hereinabove, each of the parties hereby acknowledge that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT

THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

EACH OF THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ALL RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT PERTAINING TO THE RELEASES SET FORTH HEREIN.  EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF LEGAL COUNSEL WITH RESPECT TO THE AFOREMENTIONED WAIVER AND UNDERSTANDS THE TERMS THEREOF.

4.

Continuing Liability.  Notwithstanding the termination of the Lease with respect to the Termination Premises only and the release of liability with respect thereto provided for herein, Tenant shall remain liable, with respect to the period of its tenancy relative to the Termination Premises prior to and including the Partial Termination Date, for:  (i) the performance of all of its obligations under the Lease, as amended hereby (including, without limitation, Tenant's payment of reconciliation of operating expenses and other expenses to Landlord); and (ii) all of Tenant's indemnification and other obligations which expressly survive the termination of the Lease, as amended hereby, and Landlord shall have all the rights and remedies with respect to such obligations as set forth in the Lease, as amended hereby.  In the event that Tenant retains possession of the Termination Premises or any part thereof after the Partial Termination Date, then the applicable holdover provisions of the Lease shall apply.

5.

Attorneys' Fees.  Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Amendment or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys' fees and legal costs in connection with such dispute.

6.

Minimum Guaranteed Rent; Common Area Charges.  With respect to the Termination Premises, the minimum guaranteed rental payable by Tenant, and Tenant's obligation to pay Tenant's Proportionate Share of real estate charges, insurance expenses and Common Area Charges, shall each continue to be as set forth in the Lease through the Partial Termination Date of February 28, 2019. With respect to the 1310-1314 Premises, Tenant's obligation to pay Tenant's Proportionate Share of real estate charges, insurance expenses and Common Area Charges, shall each continue to be as set forth in the Lease through the New Expiration Date (i.e., December 31, 2023), and, starting as the day immediately following the Partial Termination Date, Tenant shall pay minimum guaranteed rental to Landlord for the 1310-1314 Premises as set forth in the following schedule:

Period of Lease Term	Annual Minimum Guaranteed Rental	Monthly Minimum Guaranteed Rental
03/01/19 – 05/31/19	$2,326,868.61	$193,905.72
06/01/19 – 05/31/20	$2,396,674.66	$199,722.89
06/01/20 – 05/31/21	$2,468,574.91	$205,714.58
06/01/21 – 05/31/22	$2,542,632.16	$211,886.01
06/01/22 – 05/31/23	$2,618,911.14	$218,242.59
06/01/23 – 12/31/23	$2,697,478.46	$224,789.87
7.

Condition of Existing Premises.  Tenant is currently in possession of the Existing Premises and shall continue to accept and occupy the Existing Premises and the Buildings in their current "AS IS" condition as of the Effective Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Existing Premises, except as otherwise expressly set forth in the Lease, as hereby amended.

8.

California Statutory CASp Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Existing Premises have not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Existing Premises, the Buildings and/or the Industrial Complex to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the date which is ten (10) days following the Effective Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Existing Premises, the Buildings, or the Industrial Complex in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Existing Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Buildings and/or the Industrial Complex located outside the Existing Premises that are Landlord's obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

9.

Brokers.  Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except for CBRE, Inc., representing Landlord (the "Broker"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Amendment.

10.

Authority.  If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so.  In such event, Tenant shall, within ten (10) days after Landlord's written request, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant's state of formation; and (ii) qualification to do business in California.
11.

Counterparts.  This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means.  Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals.  Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

12.

No Options.  Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant hereby acknowledges and agrees that except as otherwise expressly set forth above in this Amendment:  (i) Tenant has no (A) options to extend or renew the Lease except as expressly set forth below, (B) early termination options, (C) options or rights to expand the Existing Premises or to lease additional space in the real property of which the Existing Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Existing Premises are a part, and (E) options or preferential rights to purchase all or any portion of the Existing Premises or the real property of which the Existing Premises are a part nor any other rights or interests with respect to the Existing Premises or the real property of which the Existing Premises are a part, other than as "Tenant" under the Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent or any other concessions under the Lease.  Without limiting the generality of the foregoing, the provisions of Section 11 of the First Amendment, and Section 5 of the Seventh Amendment are hereby deleted in their entirety and shall be of no further force and effect.  Tenant shall continue to have two (2) options to renew the Lease as to the Existing Premises only in accordance with Section 6 of the Sixth Amendment (as amended by Section 6 of the Seventh Amendment).

13.

No Further Modification.  Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.  In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

"Landlord": GOOGLE LLC, a Delaware limited liability company By: /s/ David Radcliffe Name: David Radcliffe Title: VP, Real Estate	"Tenant": ACCURAY INCORPORATED, a Delaware corporation By: /s/ Shig Hamamatsu Name: Shig Hamamatsu Title: SVP, CFO By: /s/ Patrick Spine Name: Patrick Spine Title: SVP, CAO

Exhibit A

Approved FF&E

ITEM	Description	Qty
1	Board Room Set up; 27' table, 30 chairs, (2) 6 ft credenzas	1

2	Medium Conference Room Set-up: 8' - 12' table, 6 -10 chairs, whiteboard.	7

3	Small Conference Room setup: small table/desk, (4) chairs.	2

4	Executive Office Setup: U shaped wood/laminate desk, meeting table, task chair, 2 - 4 visitor chairs, bookcase.	5

5	Standard Office Set-up: wood/laminate desk, small round table, task chair, 2 visitor chairs.	11

6	Cubicles (8' x 8') equivalents: Partitions, worksurfaces, task chair	55

7	Reception Setup: L shaped desk, display cabinet, couch and side chair	1

8	Honeywell Camera system: DVR and (9) cameras.	1

9	Honeywell/Stanley Security Carder Reader system; panels and 16 card readers.	1

10	Standard household side-by-side refrigerator/freezer.	1

11	Café Setup: 6 tables, 19 chairs	1

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